Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements Nos. 333-107863 and 333-75367 on Form S-8 of our report dated December 29, 2006, relating to the consolidated financial statements of Catapult Communications Corporation and subsidiaries as of and for the year ended September 30, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment); and of our report dated December 29, 2006 on management’s annual report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Catapult Communications for the year ended September 30, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 29, 2006